EXHIBIT 2.3

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

POST TOSCANA, LLC,

a Georgia limited liability company

AS SELLER,

AND

MF 389 EAST 89 LLC,

a Delaware limited liability company

AS PURCHASER

As of May 30, 2014

Post Toscana

389 East 89th Street

New York, New York

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ARTICLE 6 DEFAULT		33
6.1	Default by Purchaser.	33
6.2	Default by Seller.	34
6.3	Recoverable Damages.	34

ARTICLE 7 RISK OF LOSS		35
7.1	Minor Damage.	35
7.2	Major Damage.	35
7.3	Definition of Major Damage.	36
7.4	Seller’s Insurance.	36

ARTICLE 8 COMMISSIONS		36
8.1	Broker’s Commission.	36
8.2	Representation and Indemnity.	37
8.3	Survival.	37

ARTICLE 9 DISCLAIMERS AND WAIVERS		37
9.1	No Reliance on Documents.	37
9.2	Disclaimers.	38
9.3	Access Laws.	40
9.4	Effect and Survival of Disclaimers.	40

ARTICLE 10 ESCROW AGENT		40
10.1	Investment of Earnest Money.	40
10.2	Payment at Closing.	40
10.3	Payment on Demand.	41
10.4	Exculpation of Escrow Agent.	41
10.5	Stakeholder.	41
10.6	Interest.	41
10.7	Execution by Escrow Agent.	42

ARTICLE 11 MISCELLANEOUS		42
11.1	Confidentiality.	42
11.2	Public Disclosure.	42
11.3	Assignment.	42
11.4	Notices.	43
11.5	Modifications.	44
11.6	Calculation of Time Periods.	44
11.7	Successors and Assigns.	44
11.8	Entire Agreement.	44
11.9	Further Assurances.	45
11.10	Counterparts.	45
11.11	Severability.	45
11.12	Applicable Law.	45
11.13	No Third Party Beneficiary.	45
11.15	Seller’s Access to Records after Closing.	48
11.16	Schedules.	48
11.17	Captions.	48
11.18	Construction.	48

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11.19	Termination of Agreement.	49
11.20	Survival.	49
11.21	Time of Essence.	49
11.22	Covenant Not to Record.	49
11.23	Limitation of Seller’s Liability.	49
11.24	JURY WAIVER.	49

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 30, 2014 (the “Effective Date”), by and between POST TOSCANA, LLC, a Georgia limited liability company (“Seller”), and MF 389 EAST 89 LLC, a Delaware limited liability company (“Purchaser”).

FIDELITY NATIONAL TITLE INSURANCE COMPANY, a California corporation (“Escrow Agent”), is a party to this Agreement for the limited purposes set forth herein.

WITNESSETH:

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) that certain tract or parcel of land located at Block 1552 Lot 23 in New York City, New York County, New York, and more particularly described on Schedule 1.1(a), attached hereto and made a part hereof (the property described in this clause (a) being herein referred to collectively as the “Land”);

(b) all those rights, easements and appurtenances pertaining to the Land (whether now or hereafter existing), including (i) all right, title and interest of Seller (if any) in and to any streets, alleys or rights-of-way (whether open, closed or proposed), within or adjacent to the Land, and (ii) all right, title and interest of Seller (if any) with respect to any easements, covenants, agreements, rights, privileges, tenements, mineral rights, oil and gas rights, water rights, subsurface rights, hereditaments and appurtenances that now or hereafter benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the “Related Rights”);

(c) the buildings, structures, facilities, installations, fixtures and other improvements of every kind on the Land, including specifically, without limitation, those certain buildings containing 199 apartment units having a street address of 389 East 89th Street, New York City, New York County, New York and commonly known as Post Toscana™ together with all development rights appurtenant thereto, if any (the property described in this clause (c) being herein referred to collectively as the “Improvements”, and the Land, the Related Rights and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”);

(d) all of Seller’s right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, furnishings, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by

Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.1(d), attached hereto and incorporated herein by this reference, but excluding (i) cash and cash equivalents (except to the extent prorated at Closing), and any reserves or other deposits funded or made in connection with any financing encumbering the Property, (ii) computer software and computer files, (iii) any time clock(s), (iv) personal property owned by tenants under the Leases, (v) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than Seller (excluding any reversionary interest that Seller may have therein which shall be assigned to Purchaser to the extent assignable), (vi) any items owned by employees of Seller or any property manager, (vii) any items leased to Seller, (viii) any digital voice receivers used in connection with recorded music at the Property, and (ix) all brochures, advertising copy, promotional materials, manuals, reports, portfolios, binders, training materials and other items on which the name “Post” or any of the Marks (as defined in Section 1.7) appears (the property described in this clause (d), other than the excluded items, being herein referred to collectively as the “Tangible Personal Property”). Seller agrees to cooperate reasonably, if feasible, with Purchaser to transfer any property specific computer data files in electronic format to Purchaser provided Seller is not in breach of any license agreement or other agreement with respect to the transfer of such data.

(e) all of Seller’s right, title and interest as landlord or lessor in, to and under all agreements listed and described on Schedule 1.1(e) (the “Rent Roll”) attached hereto and made a part hereof as well as under all similar agreements hereafter executed by Seller in accordance with the terms of this Agreement, pursuant to which any portion of the Land or Improvements is occupied by anyone other than Seller (the property described in this clause (e) being herein referred to collectively as the “Leases”);

(f) all of Seller’s right, title and interest (if any) in, to and under (i) the Project Service Contracts (as defined in Section 5.1(h) of this Agreement), (ii) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable and only to the extent that such permits, licenses and approvals relate to the Real Property or the Tangible Personal Property as opposed to other property of Seller or its affiliates; (iv) resident and tenant files for current residents and tenants as of the Closing Date, and (v) other non-privileged, non-confidential and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof, and located on-site as of the Closing Date; but excluding any rights in or to the use of the Marks (the property described in this clause (f), other than the excluded items, being sometimes herein referred to collectively as the “Intangible Property”).

1.2 Property Defined. The Land, the Related Rights, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property shall be conveyed, and Purchaser shall accept the Property, subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of One Hundred Fifty Eight Million Five Hundred Thousand and No/100 Dollars ($158,500,000.00) (the “Purchase Price”).

1.5 Payment of Purchase Price. The Purchase Price, as adjusted by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing (“Escrow Agent’s Account”), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.

1.6 Earnest Money.

(a)(i) On or before the Effective Date, Purchaser has deposited with the Escrow Agent the sum of Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00) by wire transfer of immediately available funds (the “Initial Deposit”); on or before 5:00 pm New York City local time on June 9, 2014, TIME IS OF THE ESSENCE (the “Deposit Deadline”), Purchaser shall deposit with Escrow Agent the sum of Fourteen Million Four Hundred Thousand and No/100 Dollars ($14,400,000.00) by wire transfer of immediately available funds (the “Second Deposit”); and (iii) in the event that Purchaser elects to exercise the extension option pursuant to Section 4.1, an additional Five Hundred Seventy Five Thousand and No/100 Dollars ($575,000.00) by wire transfer of immediately available funds (the “Extension Earnest Money”; all or any portion of the Initial Deposit, the Second Deposit and the Extension Earnest Money, if any, together with any interest thereon, collectively, the “Earnest Money”).

(B) PURCHASER AND SELLER HEREBY EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FAILURE OF THE PURCHASER TO DEPOSIT THE SECOND DEPOSIT WITH ESCROW AGENT ON OR BEFORE THE DEPOSIT DEADLINE (A “DEPOSIT DEADLINE DEFAULT”) SHALL BE AND BE DEEMED TO BE A DEFAULT BY PURCHASER HEREUNDER, AND AS A RESULT THEREOF, SELLER SHALL HAVE THE IMMEDIATE RIGHT, WITHOUT ANY NOTICE OR THE OPPORTUNITY TO CURE ON THE PART OF PURCHASER, TO TERMINATE THIS AGREEMENT AND RECEIVE THE INITIAL DEPOSIT AS LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT. PURCHASER AND SELLER FURTHER EXPRESSLY

ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT WAS ENTERED INTO AS A RESULT OF A COMPETITIVE BIDDING PROCESS, AND THAT AS SUCH, THE FOREGOING LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY, IT BEING AGREED BETWEEN THE PARTIES HERETO THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN AND THE AMOUNT OF THE INITIAL DEPOSIT IS A REASONABLE ESTIMATE THEREOF. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, (I) PURCHASER HEREBY IRREVOCABLY DIRECTS ESCROW AGENT TO DISBURSE THE INITIAL DEPOSIT UPON WRITTEN NOTICE FROM SELLER IN THE EVENT OF A DEPOSIT DEADLINE DEFAULT, AFTER WHICH, PURCHASER AGREES THAT SELLER SHALL HAVE THE RIGHT TO MARKET AND SELL THE PROPERTY TO ANOTHER PARTY IN SELLER’S SOLE DISCRETION, AND (II) THE ESCROW AGENT AGREES TO DISBURSE THE INITIAL DEPOSIT IN ACCORDANCE WITH THE TERMS OF THIS SECTION 1.6(B), NOTWITHSTANDING THE PROVISIONS OF SECTION 10.3, ON THE NEXT BUSINESS DAY FOLLOWING RECEIPT OF WRITTEN NOTICE FROM SELLER TERMINATING THIS AGREEMENT AS A RESULT OF A DEPOSIT DEADLINE DEFAULT.

(c) The Earnest Money shall be deemed to be “hard” on the Effective Date and, notwithstanding anything in this Agreement to the contrary, the Earnest Money shall only be refundable to Purchaser if Purchaser or Seller terminates this Agreement for reasons expressly enumerated herein which expressly contemplate a refund of the Earnest Money to Purchaser. Purchaser acknowledges that Purchaser has been given the opportunity to perform and complete all due diligence related to the acquisition of the Property requested by Purchaser, including to make a physical inspection of the Property and the environmental condition thereof, and to examine the material on the Datasite (as defined below) and other documents and files concerning the leasing, maintenance, operation and financial performance of the Property, including without limitation, copies of Seller’s environmental reports with respect to the Property, and to conduct such non-invasive physical engineering and other studies and tests on or of the Property as Purchaser deemed appropriate in its sole discretion. Any inspection and access rights granted to Purchaser under this Agreement are merely an accommodation to Purchaser on behalf of Seller, and the results of such inspections shall not grant Purchaser any additional rights hereunder, including, without limitation, any right to terminate this Agreement, extend the Closing, or seek a reduction in the Purchase Price.

(d) In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, One Hundred Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

1.7 Ownership of Post® Tradenames and Service Marks.

(a) Purchaser hereby acknowledges and agrees that:

(1) the names “Post®”, “Post Toscana™”, “Post Apartment Homes®”, any other trade name or service mark which includes the word “Post”, any other trade name or service mark (including the “Post tulip” logo) of Post Apartment Homes, L.P., a Georgia limited partnership (“PAH”), which is the property manager of the Property on behalf of Seller and the sole and managing member of Seller, together with all other copyrighted or protected intellectual property of PAH (hereinafter collectively referred to as the “Marks”), and each of them, are trade names and service marks of PAH;

(2) the Marks, and each of them, are the sole and exclusive property of PAH, which owns all right, title, and interest in and to the Marks, and each of them;

(3) certain of the Marks have been licensed by PAH to Seller for use in connection with the Property and are not transferable by Seller in any respect; and

(4) by this Agreement and the Closing deliveries, Purchaser shall acquire no ownership right or interest of any kind in or to the Marks, or any of them.

(b) Seller and Purchaser shall cooperate with each other in connection with the prompt removal of the “Post” name from the Property after Closing, including changes in signage, lease forms, marketing materials and the like. Purchaser agrees to attach a substantial, temporary sign over the existing “Post” or “Post Toscana” logo on all sign(s), other than directional signage, within twenty-four (24) hours after Closing so that the word “Post” will not be visible. Purchaser shall keep such temporary signage in place until Purchaser installs permanent replacements of such signage, and Purchaser shall install such signage on or before the date that is seven (7) days after Closing. All other signage on the Property containing the Post® name shall be promptly removed or replaced by Purchaser, but in any event, on or before the date that is seven (7) days after Closing.

(c) Purchaser shall not be prohibited by Seller or PAH following the Closing from using the name “Toscana” (as opposed to the name “Post”) as part of its name for the Improvements, but Seller makes no representations or warranties as to the right or ability of Purchaser to use such name. Nothing herein shall limit the right (if any) of PAH, Seller or Purchaser to use the name “Toscana” with respect to another property in the city in which the Property is located or in any other city.

(d) PAH is an intended third party beneficiary of this Section 1.7 and shall be entitled to enforce this Section 1.7, at PAH’s election, either in conjunction with or independently of Seller. Purchaser acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, will result in immediate and irreparable injury to PAH, Seller and their respective affiliates, and that PAH, Seller and their respective affiliates shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of any such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 1.7. This Section 1.7 shall survive the Closing.

ARTICLE 2

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Purchaser acknowledges that Seller has delivered to Purchaser a copy of Fidelity National Title Insurance Company title commitment number 14-7406-32415-NYM(1), having an effective date of March 5, 2014 (the “Fidelity Title Commitment”) and covering the Property. Purchaser shall have the right to order a title commitment from Kensington Vanguard National Land Services (the “Title Company”), and, if ordered, shall cause same to be delivered to Seller and its attorneys within five (5) business days of the date hereof. Such commitment shall, for the purposes of this Agreement, be referred to as the “Title Commitment”. In the event the Title Commitment contains exceptions to title not set forth in the Fidelity Title Commitment, and the Title Company refuses to modify the Title Commitment to delete such additional title exceptions, Seller shall have the right, in its sole discretion upon written notice to Purchaser, to substitute (a) the Fidelity Title Commitment for the Title Commitment and (b) Escrow Agent for the Title Company, whereupon (x) the Fidelity Title Commitment shall be deemed the Title Commitment and (y) Escrow Agent shall be deemed the Title Company, in each case, for all purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that the Title Company or any title company retained by Purchaser shall raise an exception to title which is not a Permitted Exception, Seller shall have no obligation to eliminate such exception and Purchaser shall have no right to terminate the Agreement by reason of such exception (and such exception shall be deemed a Permitted Exception) if the Title Company or another nationally recognized title company licensed in the State of New York and selected by Seller, as applicable, shall be prepared to insure title to the Property at Closing at regular rates with no additional liability to Purchaser (i) without such exception, or (ii) if and only if such exception is de minimis or does not have a material adverse effect on the use or value of the Property, with affirmative insurance covering such exception.

2.2 Survey. Purchaser acknowledges that Seller has delivered to Purchaser a survey of the Real Property prepared by Douglas R. Lehr of Lehr Land Surveyors (“Surveyor”), dated March 18, 2008, last revised April 10, 2009. Such survey shall constitute the “Survey” hereunder. For purposes of the Deed to be delivered to Purchaser at the Closing, the legal description of the Real Property shall be the legal description attached hereto as Schedule 1.1(a), less and except any right-of-way or other conveyances previously made by Seller.

2.3 Title Objections; Cure of Title Objections. Seller agrees to remove as exceptions to title to the Property (i) except as otherwise provided in Section 2.6, all mortgages and deeds of trust executed or assumed by Seller and recorded against the Property, (ii) all delinquent property taxes and assessments (if any) as of the Closing, (iii) any mechanic’s or materialmen’s liens of record or any other involuntary monetary liens of record, any of which are based on a written agreement between the claimant and Seller, and (iv) any other liens or encumbrances of a definite or ascertainable amount not to exceed $250,000.00 in the aggregate ((i), (ii), (iii), and (iv) collectively, “Monetary Encumbrances”). With respect to the Monetary Encumbrances set forth in item (iv) of the preceding sentence, Seller shall have the option to remove such Monetary Encumbrances by either discharging them by payment, posting a bond for payment sufficient to cause the Title Company to delete them, or by causing the Title Company affirmatively to insure over them, such bond or affirmative insurance to be reasonably satisfactory to Purchaser. Notwithstanding anything to the contrary set forth herein, Seller shall not be obligated to cure any exceptions to title other than Monetary Encumbrances, and, without limitation, Seller shall have no obligation to cure any Permitted Exceptions described in clauses (a) through (p) of Section 2.4. Notwithstanding the foregoing, Seller may, at the Closing, use the Purchase Price or any portion thereof to clear any Monetary Encumbrances or other title matters that Seller elects to remove, in its sole discretion, provided that all instruments so procured are recorded simultaneously with the delivery of the Deed or, with respect to institutional mortgages, provided that customary arrangements reasonably satisfactory to the Title Company are made for subsequent recording.

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer the Property to Purchaser. It shall be a condition to Purchaser’s obligation to close this transaction that title to the Real Property is conveyed and transferred to Purchaser as required under the terms of this Article II. Purchaser may obtain on the Closing Date an extended coverage American Land Title Association (ALTA) Form 2006 Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property. Title shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) the rights of tenants, as tenants only, under the Leases described in the Rent Roll and any new Leases entered into between the Effective Date and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement, together with the rights of any subtenants, as subtenants only, under such Leases;

(b) All presently existing and future liens for unpaid real property taxes and assessments (or installments thereof), payments required to be made to any business improvement district taxes, water and sewer charges and vault charges, except those required pursuant to Leases to be paid directly to the entity imposing same, subject to adjustment as herein provided;

(c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, landmark designations, zoning variances and special exceptions, if any, now or hereafter in effect relating to the Property;

(d) all matters identified in Schedule 2.4(d), attached hereto and by this reference made a part hereof;

(e) all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (i) presently existing or (ii) granted to a public utility in the ordinary course, provided that the same shall not have a material adverse effect on the use of the Property for its current use;

(f) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Improvements, or any adjoining property, provided that the same shall not have any more than a de minimis adverse effect on the use of the Property for its current use;

(g) minor variations between tax lot lines and lines of record title;

(h) all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any Federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Property whenever noted or issued (collectively, “Violations”) and any conditions which could give rise to any Violations. Seller shall have no obligation to cure or remove any Violations, except that Seller shall be responsible for any penalties or fines imposed on or before Closing in connection with any Violations;

(i) standard exclusions (other than those removed or modified by the Title Affidavit) from coverage contained in the form of title policy or “marked-up” title commitment employed by the Title Company;

(j) any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Property, provided that the Title Company shall remove them as exceptions from the title insurance policy to be issued to Purchaser at Closing or shall affirmatively insure over them;

(k) any other matter which the Title Company may raise as an exception to title, provided that no prohibition of present use or maintenance of the Property will result therefrom, such exception is de minimis or does not have a material adverse effect on the operation or value of the Property, and the Title Company will (i) omit same from the Title Policy, or (ii) provide affirmative insurance covering such exception;

(l) any encumbrance that will be extinguished upon conveyance of the Property to Purchaser, provided that the Title Company shall remove them as exceptions from the Title Policy or shall affirmatively insure over them;

(m) any Existing Mortgage, to the extent assigned to Purchaser’s mortgage lender on the Closing Date pursuant to Section 2.6;

(n) additional items, if any, appearing of record or shown on the Survey, except to the extent Seller agrees to cure any such matters pursuant to Section 2.3 or 2.5 hereof; together with any additional facts which would be shown on or by an accurate current survey of the Property, provided that, solely with respect to such additional facts, the same shall not have a material adverse effect on the operation of the Property;

(o) additional items, if any, approved by Purchaser pursuant to Section 2.5 hereof or arising out of the acts of Purchaser; and

(p) any other matter which, pursuant to the terms of this Agreement, is a permitted condition of the transaction contemplated by this Agreement.

2.5 Pre-Closing “Gap” Title/Survey Defects.

(a) Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title or survey matters that are not Permitted Exceptions and first raised by the Title Company or the Surveyor and first arising between (a) the effective date of the Title Commitment or the Survey and (b) the Closing Date; provided, however, that Purchaser must notify Seller of any such objections within ten (10) business days of Purchaser’s first receipt of the updated Title Commitment, updated survey or other document, whichever first provides notice of the condition giving rise to any such objection. In the event Purchaser shall timely notify Seller of any such objection, Seller shall have the right, but not the obligation, to cure such objections (other than with respect to Monetary Encumbrances that Seller is obligated to cure). On or before the fifth (5th) business day following Seller’s receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections (and Seller’s failure to provide such a notice shall be deemed an election by Seller not to cure any such objection). If Seller elects to attempt to cure, then Seller shall use commercially reasonable efforts (which shall not include an obligation to spend any money or undertake litigation, other than with respect to Monetary Encumbrances that Seller is obligated to cure) to attempt to remove, satisfy or cure the same. For this purpose Seller shall be entitled to a reasonable extension of the Closing if additional time is required, but in no event shall the extension extend for more than thirty (30) days. If Seller elects (or is deemed to have elected) not to cure any valid objection specified in Purchaser’s notice, or if Seller notifies Purchaser of Seller’s intent to cure any objection and thereafter Seller fails or is unable to effect a cure prior to Closing (or any date to which the Closing has been extended), then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in paragraph (b) below and which shall be Purchaser’s sole and exclusive remedy:

(1) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which

Seller is unwilling or unable to cure, and without reduction of the Purchase Price (except with respect to uncured Monetary Encumbrances that Seller is obligated to cure); or

(2) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

(b) If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, or if Seller is deemed to have elected not to cure any title objections, or if Seller notifies Purchaser of Seller’s intent to cure any objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, then in any such case Purchaser shall, within five (5) business days after receiving Seller’s notice or the date of Seller’s deemed election, as applicable, notify Seller whether Purchaser shall elect to accept the conveyance under clause (a)(1) above or to terminate this Agreement under clause (a)(2) above (with Purchaser’s failure to provide such a notice deemed an election by Purchaser to accept conveyance under clause (a)(1) above).

2.6 Existing Mortgage; Closing Not Subject to Financing. Seller shall use commercially reasonable efforts to cause the holder of the existing mortgage on the Property (the “Existing Mortgage”) to assign the Existing Mortgage to the Purchaser’s mortgage lender, if any, on the Closing Date; provided that, the Seller shall not be obligated to make any payment or incur any additional costs or expenses in connection with such assignment other than Seller’s reasonable attorney’s fees necessary to effect such assignment. Seller shall be obligated at Closing to discharge all mortgages of Seller subject to and in accordance with Section 2.3 (regardless of whether Purchaser objects to such mortgage), except for any mortgage assigned by Seller’s existing mortgage lender to Purchaser’s mortgage lender at Closing. Notwithstanding anything to the contrary, Purchaser and Seller acknowledge and agree that the assignment of the Existing Mortgage to the Purchaser’s mortgage lender shall not be a condition to the Closing, and the Closing shall not be subject to financing under any circumstances.

2.7 Seller’s Covenant Not to Encumber. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided or permitted in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing apartment units in the Property in the manner described in Section 5.4 (b) hereof, (ii) terminate, amend or enter into Service Contracts in the manner described in Section 5.4 (h) hereof and (iii) use, deplete, remove or replace items of Tangible Personal Property in the ordinary course of business, provided any appliances, leasing office and pool furniture, fitness center equipment and other similar items of equipment or furniture so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility. In addition, and notwithstanding the foregoing, Seller shall have the right, for tax planning or other purposes, to transfer all or part of the Property or any interest therein to any parent, subsidiary or other entity that is affiliated with or related to Seller provided (A) such entity assumes and agrees to be bound by the obligations of Seller under this Agreement and (B) any such transfer shall not release or relieve Seller of its obligations to Purchaser under this Agreement.

ARTICLE 3

INSPECTION AND ACCESS

3.1 Right of Inspection.

(a) Beginning upon the Effective Date and continuing thereafter so long as this Agreement remains in full force and effect, Purchaser shall have the right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, service contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding materials not directly related to the leasing, maintenance, and/or management of the Property such as Seller’s internal memoranda, financial projections, insurance policies, operating budgets, appraisals, accounting and tax records and similar proprietary or confidential information. Notwithstanding anything contained herein to the contrary, (A) without first obtaining Seller’s written consent, which may be withheld or conditioned in Seller’s sole discretion, neither Purchaser nor any of Purchaser’s representatives or agents may (i) communicate with tenants or occupants of the Property, (ii) notify or contact any governmental agency regarding the Property; provided however, that the foregoing shall not prohibit Purchaser from accessing publicly available governmental records and databases from time to time, and (iii) conduct any intrusive or invasive physical or environmental investigation regarding the Property (including, without limitation, soil borings, test pits, groundwater testing, or Phase II or Phase III environmental testing), and (B) Purchaser shall have no additional rights or remedies under this Agreement as a result of such inspections, or findings in connection therewith. Purchaser shall not have the right to submit any samples or other materials to any testing laboratory or similar facility without obtaining the prior written consent of Owner. In the event the need arises to notify under applicable law any federal, state or local public agencies of any environmental or structural conditions at the Property as a result of Purchaser’s due diligence investigations, Purchaser agrees that Seller, and not Purchaser, shall make such disclosure as Seller deems appropriate, unless such disclosure is required by law to be made by Purchaser, in which instance Purchaser shall make such disclosure and Purchaser shall immediately notify Seller in writing.

(b) In exercising its right of access hereunder, Purchaser will use, and will cause Purchaser’s representatives and agents to use, commercially reasonable efforts not to interfere with the activities of tenants or other persons occupying or providing services at the Property. Purchaser will give at least forty-eight (48) hours prior telephonic notice to Suzanne Holman (404-846-5077) or Joe Bartlett (404-846-6173), on behalf of Seller, of its intention to conduct any inspection and the nature of such inspection. Seller expressly reserves the right to have a representative of Seller or Seller’s property manager present during any inspection. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing or conduct of any inspection.

(c) The access granted hereunder is intended to convey and grant to Purchaser a temporary right to enter the Property to conduct the activities stated herein. Purchaser shall be responsible for, and shall bear the full cost and expense of, any such activities. Purchaser and Purchaser’s representatives and agents shall enter and occupy the Property at their own risk, and Seller shall not assume or bear any risk, liability, responsibility or duty of care as to Purchaser or Purchaser’s representatives or agents while on the Property.

(d) Purchaser shall cause all persons and entities entering the Property at Purchaser’s request to maintain commercial general liability insurance in the amount of $1,000,000.00 per occurrence and excess/umbrella liability insurance in the amount of $10,000,000.00 to cover risks of the type described in this Article III, and such insurance shall include a waiver of subrogation. Before undertaking any inspections or access under this Article III, Purchaser (i) will deliver to Seller written evidence establishing to Seller’s reasonable satisfaction that such adequate and appropriate insurance is being maintained and (ii) shall cause Seller and PAH (as property manager) to be named as an additional named insured (rather than as a certificate holder) under the insurance policies to be maintained in accordance with this Section 3.1(d) and shall provide Seller evidence of such coverage to Seller’s reasonable satisfaction.

(e) Purchaser shall take commercially reasonable precautions to avoid or minimize any damage to the Property as a result of any inspection or other activity conducted by Purchaser or Purchaser’s representatives or agents, and Purchaser shall be responsible for any loss or damage caused to the Property resulting from the acts or negligence of Purchaser or Purchaser’s representatives or agents. Purchaser shall, at its sole cost and expense and in strict accordance with all requirements of applicable law, promptly restore any damage or alteration of the physical condition of the Property that results from any inspection or other activity conducted by Purchaser or any of Purchaser’s representatives or agents. Purchaser shall keep the Property free from, and shall immediately cause the discharge of, any liens or claims of lien arising out of any work performed or obligations incurred by or on behalf of, or materials furnished to, Purchaser or Purchaser’s representatives or agents with respect to any inspection or testing of the Property.

(f) Purchaser shall indemnify, hold harmless and defend Seller, its member and their respective officers, directors, employees and shareholders from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses

(including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (for purposes of this Section 3.1, individually a “Claim” and collectively, “Claims”) that may be incurred by Seller or any other indemnified party and arising out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them, including but not limited to Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or claims of lien filed against the Property. Purchaser shall promptly upon receiving notice of any lien placed on the Property by reason of any tests or inspections by or on behalf of Purchaser, its agents, representatives, contractors and consultants, or any of them, cause the lien to be discharged or bonded off the Property at Purchaser’s sole expense, and such lien shall be deemed a Permitted Exception. Notwithstanding the foregoing, Purchaser shall have no liability for pre-existing conditions discovered by any inspection of the Real Property and not aggravated by Purchaser.

(g) This Section 3.1 shall survive Closing or any termination of this Agreement.

ARTICLE 4

CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York at 10:00 a.m. New York City local time, or at the Manhattan offices of Purchaser’s lender, if any, on July 25, 2014 (or such extended date as may be provided under other provisions of this Agreement). Notwithstanding the foregoing and the provisions of Section 11.21, Purchaser shall have a one-time right to extend the July 25, 2014 Closing Date to a date not later than August 22, 2014 (TIME IS OF THE ESSENCE AS TO SUCH RESCHEDULED CLOSING DATE) by (i) delivering notice to Seller not later than 5:00 p.m. New York City local time on July 18, 2014 notifying Seller of Purchaser’s election to extend the Closing Date and specifying the rescheduled Closing Date (the “Extension Notice”) and (ii) depositing the Extension Earnest Money in immediately available federal funds with the Escrow Agent, evidencing Purchaser’s good faith to perform its obligations under this Agreement not later than 2:00 p.m. New York City local time on July 21, 2014 (TIME IS OF THE ESSENCE). Seller and Purchaser expressly acknowledge that the effectiveness of the Extension Notice is predicated upon both the requirements set forth in subsections (i) and (ii) above being satisfied within the proscribed time periods, and in the event either one or both requirements have not been satisfied within the required time periods, the Extension Notice shall not be, nor be deemed to be, effective and the Closing shall occur as originally scheduled on July 25, 2014 (TIME BEING OF THE ESSENCE). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the “Closing Date”. Representatives of the parties shall meet to prepare for the Closing two (2) business days prior to the Closing Date, at the location of the Closing.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a duly executed bargain and sale deed without covenants against grantor’s acts in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, conveying the Real Property to Purchaser subject to the Permitted Exceptions (the “Deed”);

(b) deliver to Purchaser two counterparts of a bill of sale and assignment and assumption of leases and service contracts, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof, duly executed by Seller, pursuant to which (i) Seller shall convey the Tangible Personal Property and the Intangible Property to Purchaser, and (ii) Seller shall assign to Purchaser, and Purchaser shall assume from and after the date of Closing, Seller’s interest in and to the Leases and Project Service Contracts, as amended or supplemented pursuant to this Agreement (the “Bill of Sale and Assignment”);

(c) deliver to Purchaser written notices executed by Seller and addressed to each tenant under a Lease (each a “Tenant Notice”) (i) advising each such tenant of the assignment of Seller’s interest as landlord under such Lease, and the transfer of the unapplied amount of its security deposit (if any) to Purchaser in accordance with New York General Obligations Law Section 7-105 and (ii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor, in the form of Schedule 4.2(c). Purchaser agrees to deliver such notices to the tenant under each Lease, by registered or certified mail, within five (5) days after the Closing Date and hereby agrees to indemnify and hold the Seller and its affiliates harmless from and against all loss, cost and expense incurred by Seller or its affiliates as a result of Purchaser’s failure to so deliver such notices to such tenants. Purchaser’s obligations under this Section 4.2(c) shall survive the Closing;

(d) deliver to Purchaser a certificate (“Seller’s Closing Certificate”), dated as of the date of Closing and duly executed by Seller, in the form of Schedule 4.2(d) attached hereto, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change). The inclusion of any change or exception in such certificate shall not prejudice Purchaser’s rights under Section 4.6 with respect to the subject matter of such change or exception. The Seller’s Closing Certificate shall include an updated Rent Roll dated as of a date as close to the Closing Date as is practical as to which Seller shall make the same representations and warranties, as of the date of such Rent Roll, as Seller makes under Section 5.1(d) with respect to the Rent Roll attached hereto;

(e) deliver to Purchaser two counterparts of an assignment of collective bargaining agreement in the form attached hereto as Schedule 4.2(e) and by this reference made a part hereof (“Assignment of Collective Bargaining Agreement”);

(f) deliver to Purchaser (i) copies of the Final Certificate of Eligibility of §421-a tax benefits issued by the New York City Department of Housing Preservation and Development (“HPD”) dated as of January 14, 2005 (the “421-a Certificates”), and (ii) executed letters in the form of Schedule 4.2(f) attached hereto notifying the HPD and the New York City Department of Finance that Seller has conveyed the Property and the 421-a Certificates to Purchaser;

(g) deliver to the Title Company and Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(h) deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in Section 1445 (as may be amended) of the Internal Revenue Code of 1986 (the “Code”);

(i) deliver to the Title Company a title insurance affidavit in the form of Schedule 4.2(i) attached hereto (the “Title Affidavit”), duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Seller and the Title Company; provided such affidavit is sufficient to enable the Title Company to remove at Purchaser’s request, the standard exceptions contained in Schedule B-2 of the Title Commitment other than taxes not yet due and payable;

(j) deliver to Purchaser and Escrow Agent an affidavit or other statement acceptable to Escrow Agent providing the information necessary for the Escrow Agent to file the Form 1099 required by the provisions of Section 6045(e) of the Code and the Escrow Agent’s acceptance of the obligation to file such form;

(k) deliver to Purchaser and Escrow Agent a New York City Real Property Transfer Tax Return and New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certification of Exemption from the Payment of Estimated Personal Income Tax (Form TP-584), each duly executed by Seller (collectively, the “Transfer Tax Returns”);

(l) deliver to Purchaser a closing statement signed by Seller, setting forth the prorations and adjustments to be made pursuant to Section 4.4 below (the “Closing Statement”);

(m) deliver to Purchaser at the place of Closing or at the Property the Leases in the possession of Seller or Seller’s agents, including any originally executed Leases in Seller’s possession at the Property or otherwise in Seller’s reasonable control, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, all to the extent not previously delivered;

(n) deliver to Purchaser possession of the Property, subject to the Permitted Exceptions;

(o) a short-form assignment of rent arrearages and landlord/tenant causes of action, if any, in a form reasonably provided by Seller; and

(p) deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Seller be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller elects to do so in its sole discretion.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, prior to 2:00 p.m. (New York City local time) on the Closing Date, in immediately available federal funds wire transferred to Escrow Agent’s Account pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller; provided, however, that if the Escrow Agent has not received the Purchase Price together with instructions from Purchaser to disburse such funds to Seller on or before 2:00 p.m. (New York City, New York local time) on the Closing Date, Seller shall be entitled to receive an additional sum equal to the amount of interest on the Purchase Price for each day that the Title Company has not received the Purchase Price together with instructions from Purchaser to disburse such funds to Seller at or prior to 2:00 p.m. (New York City, New York local time), accrued on a daily basis at the rate of eight percent (8%) per annum;

(b) join Seller in execution of all counterparts of the Bill of Sale and Assignment, Transfer Tax Returns, Assignment of Collective Bargaining Agreement, Closing Statement and the Tenant Notice. In connection with the Tenant Notice, Purchaser shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Purchaser’s receipt and responsibility for each tenant’s security deposit (to the extent credited or delivered by Seller to Purchaser at Closing), if any, all in compliance with and to the extent required by the applicable law. The provisions of this sub-section shall survive Closing;

(c) deliver to the Title Company and Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d) deliver to Seller a certificate dated as of the date of Closing and duly executed by Purchaser, (i) reaffirming the provisions of Section 5.7(a) and Article 9 and confirming that such provisions remain and will continue in full force and effect as of and after the Closing, and (ii) stating that the representations and warranties of Purchaser contained in Section 6.4 of this Agreement are true and correct in all material respects as of the date of Closing;

(e) in accordance with N.Y. MDW. LAW § 325, deliver to Escrow Agent a registration statement containing Purchaser’s name, address, description of the Property, the class and kind of the dwelling thereon, the number of apartments and rooms in each apartment on each story, the number of families occupying the apartments, and the names and residence addresses of Purchaser’s officers; and

(f) deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement, provided, however, that in no event shall Purchaser be required to undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

The proviso contained in Section 4.3 (a) above shall survive the Closing.

4.4 Credits and Prorations.

(a) All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (New York City local time) on the day prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing “true-up” shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within a reasonable time to adjust the proration of said item (2), if necessary. Such prorated items shall include, without limitation, the following:

(1) rents, if any, based on the amount collected for the current month. The term “rents” as used in this Agreement includes all payments due and payable by, or received from, tenants under the Leases other than refundable deposits, application fees, reimbursement payments, late charges, pet and cleaning charges and termination payments (which refundable deposits shall be treated as set forth in Section 4.4(b)(1), but such other amounts shall be retained by Seller);

(2) ad valorem taxes and assessments levied against the Property (including personal property taxes on the Tangible Personal Property), which shall be prorated as set forth in Section 4.4(b)(2) hereof;

(3) payments or amounts due under the Project Service Contracts. To the extent any rebate, concession or commission payable to Seller under any Project Service Contract has accrued before Closing but has not been paid to Seller, Seller shall receive a credit for such accrued amounts at Closing; Seller shall retain any signing bonus or similar payments received by Seller before Closing;

(4) gas, electricity, water and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or the most recent utility bill received by Seller, as applicable, including, without limitation, water charges not yet due and payable to such utility provider at Closing, but which amounts are customarily billed directly to Seller and reimbursed by tenants;

(5) salaries, vacation pay, sick pay, and employee benefit fund contributions, including pension and other earned benefits of the Employees employed at the Property as of the Closing Date; and

(6) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(1) At Closing, (A) Seller shall credit to Purchaser the amount of such unforfeited resident deposits as shown on the rent roll, and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at either party’s option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted. For the purposes of this Section 4.4(b)(1) the term “unforfeited resident deposits” means any refundable resident deposits which are held by Seller and which Seller has not applied, and is not entitled to apply, against delinquent rents, property damage or otherwise in accordance with the applicable Lease.

(2) Any ad valorem taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year have not been paid before Closing, then Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing promptly following the availability of the final tax bills.

(3) Gas, electricity, water and other utility charges referred to in Section 4.4(a)(4) above which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges which are unpaid and Purchaser shall look solely to the responsible tenant for the payment of the same.

(4) If Seller shall have paid any gas, electricity, water or other utility charges referred to in Section 4.4(a)(3) above directly to a third party which are reimbursable by tenants, but shall not have been reimbursed therefor by the time of Closing, then Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.

(5) As to gas, electricity, water and other utility charges referred to in Section 4.4(a)(3) above, Seller may on notice to Purchaser elect to pay one or more of all of such items accrued to the Closing Date directly to the person or entity entitled thereto, and to the extent Seller so elects and the utility company agrees to look solely to Seller for payment of any such item accrued prior to the Closing Date, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item with respect to the period prior to Closing directly in such case shall survive the Closing.

(6) Seller shall pay in full all leasing commissions and locators’ and finders’ fees, if any, due to leasing or other agents (pursuant to a contractual arrangement with Seller) for each Lease and Lease renewal entered into by Seller prior to the Closing Date promptly when due.

(7) The Tangible Personal Property is included in this sale, without further charge, except that Purchaser shall pay to Seller or the applicable taxing authority the amount of any sales tax or other taxes payable in connection with the transfer of the Tangible Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing.

(8) In the event of any reduction in the assessed valuation of the Real Property for any fiscal year, the net amount of any tax savings, including any interest received from any taxing authority, after deduction of reasonable expenses (including legal and accounting fees) paid by the applicable party, shall (a) with respect to fiscal years (for real estate taxes) ending prior to the fiscal year in which the Closing Date occurs, be payable to Seller, (b) with respect to the fiscal year (for real estate taxes) in which the Closing Date shall occur, be adjusted between Seller and Purchaser as of the Closing Date so that the amount of such savings with respect to the period up to the Closing Date shall be payable to Seller and the remaining amount shall be payable to Purchaser and (c) with respect to all fiscal years after the fiscal year in which the Closing Date occurs, be payable to Purchaser. Any such protest or proceeding which relates wholly to any period after the Closing Date shall be prosecuted by Purchaser. Any such protest or proceeding which relates in whole or in part to periods prior to the Closing Date may be prosecuted by Seller provided any settlement of a protest or proceeding relating to a period from and after the Closing Date shall be subject to the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent (net of reasonable costs of collection incurred by Seller and equitably allocated to such rent) which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent (net of reasonable costs of collection incurred by Purchaser and equitably allocated to such rent) which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to then current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort for a period of six (6) months after Closing to collect all delinquent rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Notwithstanding the foregoing, Seller shall have the sole right to collect rents, if any, which are unpaid or delinquent as of Closing, from tenants who are no longer in occupancy as of the Closing (and Purchaser shall promptly deliver any such rents to Seller if received by Purchaser after Closing). After the Closing Seller shall not be permitted to commence or maintain proceedings against any tenant in possession.

(9) The provisions of this Section 4.4 shall survive Closing.

4.5 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) one-half ( 1⁄2) of any escrow fee which may be charged by Escrow Agent or Title Company, (c) any real property transfer taxes and transfer tax filing fees imposed by Title 11 of Chapter 21 of the Administrative Code of the City of New York and the real estate transfer tax, if any, imposed by Article 31 of the New York State Tax Law with respect to the sale of the Property, (d) the cost of the Survey provided by Seller (but not the cost of any update or revision to the Survey), (e) the costs of curing all title objections for which Seller is responsible under this Agreement and (f) the costs of recording all mortgage cancellations. Purchaser shall pay (A) the fees of any counsel representing Purchaser in connection with this transaction, (B) one-half ( 1⁄2) of any escrow fees charged by the Escrow Agent or Title Company, (C) the fees for recording the Deed, (D) the premium for any Title Policy together with the premiums for any title insurance endorsements, deletion of the “survey exception,” and lender’s title insurance policy, (E) the costs of any financing obtained by

Purchaser, (F) the cost of Purchaser’s inspections of the Property (including any environmental reports), (G) the cost of any updates or revisions to the Survey, including updates or revisions necessary to comply with the requirements of Purchaser or its lender, (H) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property and (I) all sales or similar taxes on the transfer of the Tangible Personal Property, as more fully described in Section 4.4(b)(7). All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same. The provisions of this Section 4.4 and 4.5 shall survive Closing.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to Section 4.2 , and any other material items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to the terms of this Agreement.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d) All other material conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with ARTICLE 6.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the material items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Seller).

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

(e) All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with ARTICLE 6.

4.8 Seller’s Tax Deferred Exchange. Seller may convey the Property as part of a tax deferred exchange for the benefit of Seller pursuant to Section 1031 of the Internal Revenue Code. Seller may assign all of Seller’s contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Purchaser agrees to assist and cooperate in such exchange for the benefit of Seller at no cost, expense or liability to Purchaser and without reduction or alteration of the rights of Purchaser under this Agreement and with respect to Seller; and Purchaser further agrees to execute any and all documents (subject to the reasonable approval of Purchaser’s legal counsel) as are reasonably necessary in connection with such exchange at Seller’s sole expense provided that Purchaser shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Seller shall convey the Property directly to Purchaser and Purchaser shall not be obligated to acquire or convey any other property as part of such exchange. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser and arising out of Purchaser’s participation in such exchange for the benefit of Seller, which obligation shall survive the Closing. Notwithstanding the foregoing, should Seller fail to effect a tax deferred exchange as contemplated in this Section 4.8 for any reason, then the sale by Seller of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.8 had been omitted from this Agreement, except that Purchaser shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 4.8 shall release Seller of any of its obligations or liabilities under this Agreement, whether accruing before, at or after Closing, nor shall anything contained in this Section 4.8 impose any liability or obligation on Purchaser with respect to the tax consequences of this transaction to Seller.

4.9 Purchaser’s Tax Deferred Exchange. Purchaser may acquire the Property as part of a tax deferred exchange for the benefit of Purchaser pursuant to Section 1031 of the Internal Revenue Code. Purchaser may assign all of Purchaser’s contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Seller agrees to assist and cooperate in such exchange for the benefit of Purchaser at no cost, expense or liability to Seller and without reduction or alteration of the rights of Seller under this Agreement and with respect to Purchaser; and Seller further agrees to execute any and all documents (subject to the reasonable approval of Seller’s legal counsel) as are reasonably necessary in connection with such exchange at Purchaser’s sole expense provided that Seller shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Seller shall convey the Property directly to Purchaser and Seller shall not be obligated to acquire or convey any other property as part of such exchange. Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller and arising out of Seller’s participation in such exchange for the benefit of Purchaser. Notwithstanding the foregoing, should Purchaser fail to effect a tax deferred exchange as contemplated in this Section 4.9 for any reason, then the purchase by Purchaser of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.9 had been omitted from this Agreement, except that Seller shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 4.9 shall release Purchaser of any of its obligations or liabilities under this Agreement, whether arising before, at or after Closing, nor shall anything contained in this Section 4.9 impose any liability or obligation on Seller with respect to the tax consequences of this transaction to Purchaser.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date. Such representations and warranties are subject to (i) those matters, if any, disclosed in Seller’s disclosure statement attached hereto as Schedule 5.1 and made a part hereof by this reference (“Seller’s Disclosure Statement”), (ii) the Permitted Exceptions, (iii) all matters disclosed in the materials included in that certain electronic datasite established and maintained by Broker (as defined below) with respect to the Property having a website address of http://www. https://dox.eastdilsecured.com/Portal/gotoproperty.aspx?cID=8805b606-d152-4c26-b88d-

3808bdf1c732&pID=1f0b390b-5a34-474c-bb46-f182a703ee53 (the “Datasite”) and (iv) all other applicable provisions of this Agreement, including without limitation ARTICLE 9. In addition, each individual representation and warranty is qualified to the extent of any applicable information or exception which is otherwise disclosed in another representation or warranty of Seller herein.

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Georgia and is qualified to transact business as a foreign limited partnership in the state in which the Property is located. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller’s organizational documents or of any agreements, regulations, or laws to or by which Seller is bound. This Agreement has been, and each document to be executed and delivered by Seller at Closing shall have been as of Closing, duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents. Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller is bound.

(c) Pending Actions. Except as set forth on Schedule 5.1, to Seller’s knowledge, Seller has not received written notice of any action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment against Seller which pertains directly to the Property or the transaction contemplated by this Agreement, which in either case, if adversely determined, would have a material adverse effect on the use, operation, or the value of the Property.

(d) Leases and Rent Roll. Seller is the lessor or landlord under the Leases. The Rent Roll attached as Schedule 1.1(e) is, and each rent roll hereafter delivered by Seller to Purchaser shall be the rent roll maintained by Seller and relied on by Seller for internal administration and accounting purposes. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant’s default or for any other reason not constituting a default by Seller under this Agreement shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

(e) Condemnation. To Seller’s knowledge, Seller has not received written notice of any pending condemnation proceedings relating to the Property.

(f) Environmental Matters. Except as may be set forth in those environmental reports and other matters, if any, identified on Schedule 5.1(f) (collectively, the “Environmental Reports”), (i) Seller has received no written notice from any governmental authority asserting any violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date, and (ii) to Seller’s knowledge, Seller has not commissioned any study relating to the presence or absence of Hazardous Materials on the Property. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” includes petroleum (including crude oil or any fraction thereof), Mold (including any Mold Conditions) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws. “Mold” means mold, mildew, fungus or other potentially dangerous organisms. “Mold Condition” means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property

(g) Financial Status. Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller, nor is any such proceeding to Seller’s knowledge threatened or contemplated. The sale of the Property will not render Seller insolvent.

(h) Service Contracts. To Seller’s knowledge, (i) there are no material service, supply, equipment rental or similar agreements (each a “Service Contract” and collectively “Service Contracts”) requiring payments in excess of $12,000.00 per year to which Seller is a party affecting the Property other than (A) those set forth in Schedule 5.1(h)(A) and (B) certain multi-property service contracts which will be terminated as to the Property on or before Closing and described on Schedule 5.1(h)(B) (the “Portfolio Service Contracts”), and (ii) to the extent the same are in Seller’s possession, those

Project Service Contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. “Project Service Contracts” means all Service Contracts other than the Portfolio Service Contracts. To Seller’s knowledge, Seller is not in default with respect to its obligations or liabilities under any of the Project Service Contracts where the failure to cure such default would have a material adverse effect on the value or operation of the Property.

(i) 421-a Certificates. To Seller’s knowledge, the 421-a Certificates are in full force and effect, and Seller has not received from HPD, or any other governmental authority, any written notice alleging a defect or default with respect to the § 421-a tax benefits evidenced by the 421-a Certificates.

(j) Employees. Seller has no building service employees as that term is defined in the New York City Displaced Building Service Worker Protection Act. Except as set forth on Schedule 5.1(j), there are no building service employees employed at the Property (such building service employees hereafter referred to as the “Employees”), and, to Seller’s Knowledge, such schedule contains the following true, correct and complete information with respect to such Employees: name, union affiliation (if any), title, employer of the Employee, and date of hire. Seller has caused Broker to post to the Data site copies of all Employee retention agreements in the possession or control of Seller, if any.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge, without investigation or inquiry, on the Effective Date of the Designated Representatives (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager or broker, or to any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Representatives” shall refer to the following persons: (i) Suzanne H. Holman, Vice President, and (ii) Jennifer Jennings, Property Manager, who are those representatives of Seller who possess sufficient knowledge to make the representations of Seller set forth in Section 5.1. In no event shall Purchaser have any personal claim against the Designated Representatives as a result of the reference thereto in this Section 5.1 (j) or otherwise under this Agreement, and Purchaser waives and releases all such claims which Purchaser now has or may later acquire against them in connection with the transactions contemplated in this Agreement.

5.3 Survival of Seller’s Representations and Warranties.

(a) The representations and warranties of Seller set forth in Section 5.1, as updated by Seller’s Closing Certificate, shall survive Closing for a period of one hundred eighty (180) days after Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate One

Hundred Fifty Thousand Dollars ($150,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within two hundred ten (210) days after Closing. Seller shall not be liable to Purchaser to the extent Purchaser’s claim is satisfied from any insurance policy, Service Contract or Lease. As used herein, the term “Cap” shall mean the total aggregate amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00). In no event shall Seller’s aggregate liability to Purchaser for any and all breaches of any representation or warranty of Seller in this Agreement or Seller’s Closing Certificate exceed the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap.

(b) Until Closing, Seller shall have the right to update any representation or warranty in this Agreement to correct any mistake or to reflect any matter which arises subsequent to the date of this Agreement. If Purchaser has knowledge of any matter which would constitute a material breach of Seller’s representations and warranties, Purchaser shall notify Seller of such material breach within the earlier of five (5) business days of learning of same and the Closing Date, failing such notice Purchaser shall be deemed to waive any such material breach of Seller’s representations and warranties. Seller shall have the right to contest Purchaser’s determination as to a material breach of Seller’s representations and warranties, and shall have the right to attempt to cure such breach without being obligated to cure. In addition, Seller shall have until the date that is the later of the originally scheduled Closing Date or thirty (30) days from the date of Purchaser’s notice to cure any such material breach of Seller’s representations and warranties and, at Seller’s sole option, the Closing Date shall be extended to such thirtieth (30th) day (or any earlier business day) after Purchaser’s notice to permit such cure by Seller. If Seller fails to cure any such material breach of Seller’s representations and warranties, then Purchaser, as its sole and exclusive remedy, shall have the right to terminate this Agreement by written notice to Seller, in which case Escrow Agent shall return the Earnest Money to Purchaser and neither party to this Agreement shall thereafter have any further right or obligation hereunder, other than those obligations that expressly survive the termination of this Agreement. Seller’s representations are limited to the extent that Seller provided Purchaser with materials and information concerning the Property prior to the date of this Agreement that contain provisions that are inconsistent with any of Seller representations, then Seller’s representations shall be deemed modified to conform to such provisions.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a) Operation of Property. Seller shall use commercially reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof. Seller shall not hire new Employees or materially increase the salary, wages or benefits of an Employee, in each case, unless required (i) pursuant to the express terms of the CBA (as defined below) or (ii) to replace any Employees who have left employment at the Property.

(b) Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller’s past practices at the Property. Except for amendments or leases entered into pursuant to renewal notices mailed prior to the execution of this Agreement or as otherwise required by applicable law, unless Purchaser agrees otherwise in writing, any new leases or renewals of existing leases for such apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller’s standard apartment lease form for the Property (subject to customary modifications). Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided that except as otherwise required by law, Seller shall only enter into new Leases or renewals in the ordinary course of business taking into account Seller’s then-current good faith evaluation of market conditions; provided, however, in each instance, and in each case, subject to and to the extent permitted by applicable law and regulations, (i) each Lease renewal distributed after June 2, 2014 (A) shall be at a rental of not less than 105% of the actual rent charged and collected under the prior Lease for such space rental (it being the express understanding and agreement of the parties, that the 105%, of the actual rent charged and collected shall only apply if the applicable Rent Guidelines Board Order and/or 2.2% surcharge, and/or rights reserved under a Preferential Rent Rider in effect lawfully permit such an increase of the actual rent for the Lease renewal) (B) shall be for a term of one (1) year or two (2) years (at tenant’s option), without any contractual renewal option, and (C) shall contain the clauses in Seller’s existing form lease reflecting that upon expiration of the lease after expiration of the 421-a tax abatement, the tenancy and the Lease shall be deregulated and free market, and (ii) before entering into any new Lease Seller shall send to Purchaser by email (ztendle@magnumreg.com) a lease information sheet containing the proposed (w) unit number, (x) term, (y) rent, and (z) commencement date for such new Lease, after which Purchaser shall have forty-eight (48) hours from receipt of a lease information sheet via email (the “Lease Response Period”) to approve or disapprove such lease information sheet, and (I) if Purchaser approves of such lease information sheet or fails to respond within the Lease Response Period, then Seller shall have the right, but not the obligation, to enter into such new Lease following completion of Seller’s usual and customary diligence on such tenant, or (II) if Purchaser disapproves of such lease information sheet, then Seller shall not enter into a new Lease for the terms described in such lease information sheet and Seller receive a credit at Closing equal to the amount of rent Seller would have received between the commencement date set forth on such disapproved lease information sheet and the Closing Date. Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.

(c) Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is currently in force, provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program for Seller’s other apartment properties as in effect from time to time.

(d) Enforcement of Existing Leases. Seller shall perform the landlord’s material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller for its apartment properties.

(e) Preparation of Vacant Units for Lease. Seller shall place apartment units that are now vacant or that become vacant into rent-ready condition on or before the Closing Date in accordance with Seller’s current management standards for its apartment properties as though no sale of the Property were contemplated; provided, however, that with respect to apartment units vacated during the seven (7) day period ending on the Closing Date, Seller shall have no obligation to put such units into rent-ready condition.

(f) Provide Copies of Notices. Seller shall furnish Purchaser with a copy of all written notices received by Seller from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date, other than in connection with the DOJ Suit (as defined in Schedule 5.1).

(g) Removal and Replacement of Tangible Personal Property. Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for its apartment properties, provided that any appliances, leasing office furniture, pool furniture, fitness center equipment, or other similar items of equipment so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.

(h) Execution of New Contracts. Seller shall not, without Purchaser’s prior written consent in each instance (which may be granted or withheld in Purchaser’s sole discretion), materially amend or terminate any of the Project Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that (i) Seller may enter into, amend or enforce (including enforcement by termination) Project Service Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Project Service Contracts are terminable without cause or penalty on thirty (30) days’ notice, and (ii) Seller may conduct leasing activity as provided in Section 5.4(b) hereof.

(i) Maintenance of Permits. Seller shall make commercially reasonable efforts to maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

(j) Management Contracts. As of Closing all property management contracts (if any) pertaining to the Property shall have been terminated.

(k) Amendment to Store Lease. On or before Closing, Seller, as landlord, shall have the right, in its sole discretion, to enter into a First Amendment to Store Lease with KBC Food Corp., a New York corporation, as tenant, substantially in the form attached hereto as Schedule 5.4(k).

(l) Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser prior to Closing a written estoppel certificate from each of the commercial tenants at the Property in accordance with its Lease (each, a “Tenant Estoppel”). The delivery of any Tenant Estoppel shall not be condition to Purchaser’s obligation to Closing, and the failure to obtain any Tenant Estoppel shall not grant Purchaser any additional rights hereunder, including, without limitation, any right to terminate this Agreement or to extend the Closing.

(m) RPIEs. Seller will timely file all necessary New York City Real Property Income and Expense Statement with the City of New York required under New York City Administrative Code Section 11-208.1, and if the Seller has not timely filed prior to the Closing, Seller shall be responsible for any resulting fines or penalties related solely to the periods prior to Closing that are incurred as a result.

5.5 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware. Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser’s organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c) Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated herein.

(d) Financial Status. Purchaser has adequate financial resources to purchase the Property. Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Purchaser filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser’s knowledge threatened or contemplated. The purchase of the Property will not render Purchaser insolvent.

(e) ERISA. Purchaser is not (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “governmental plan” under Section 3(32) of ERISA, (iii) any plan described in Section 4975 of the Internal Revenue Code, or (iv) an entity whose underlying assets include “plan assets” by reason of the application of the ERISA “plan assets” regulation (29 C.F.R. 2510.3-101).

(f) Patriot Act and Related Matters. Purchaser hereby represents, warrants, covenants and agrees, as of the date hereof and as of the Closing Date, as follows:

(i) Purchaser is familiar with the source of funds for the purchase price of the Property and represents that all such funds are and will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. To the extent Seller is required to obtain such information in order to comply with applicable law, regulation or official government request, and to the extent providing such information does not violate applicable law, regulation or official government request, Purchaser agrees to provide to Seller such documents, certifications or other evidence as may be reasonably requested from time to time by Seller, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).

(ii) Purchaser has been in compliance in all material respects for the last five years and will continue to be in compliance in all material respects through the Closing Date with (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C.

§§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

(iii) None of the Purchaser Parties (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. “Purchaser Parties” means, collectively, (a) Purchaser, (b) its executive officers, directors, managers, agents and employees, (c) its shareholders, members, partners, and other investors, or any other person that owns or controls Purchaser, (d) any entity on whose behalf Purchaser acts, and (e) its managing member.

5.6 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of one hundred eighty (180) days after Closing provided, however, that Purchaser’s representations in Section 5.5(f) shall survive for the applicable statute of limitations.

5.7 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall upon Seller’s request furnish to Seller copies of any reports received by Purchaser in connection with any inspection of the Property for the presence of Hazardous Materials (as defined in Section 5.1 (f) hereof). EXCEPT FOR CLAIMS BASED ON A BREACH BY SELLER OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.1 (f), PURCHASER IRREVOCABLY WAIVES ANY CLAIM AGAINST SELLER ARISING FROM THE PRESENCE OF HAZARDOUS MATERIALS ON THE PROPERTY OR THE BREACH OF ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTY. Purchaser shall also upon Seller’s request furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any. Any such reports furnished to Seller shall be furnished at Seller’s risk and without representation or warranty, express or implied, of any kind whatsoever.

5.8 Special Provisions Concerning Condominium or Cooperative Conversion.

(a) Prior to Closing, Purchaser shall not undertake or commence any sales or marketing activities, including, but not limited to, filing any offering plan with the Department of Law, regarding the conversion of all or any part of the Property to a condominium or cooperative form of ownership (“Conversion”) or the marketing or sale of condominium units or cooperative shares (“Apartments”) therein, including, without limitation, the submittal or recordation of any documentation regarding the Conversion of the Property or the marketing or sale of Apartments therein. Additionally, and not by way of limitation, prior to Closing, neither Purchaser nor any affiliate of Purchaser, nor any of their respective partners, members, officers, directors, shareholders, agents or representatives, shall communicate any information about or concerning the future or potential Conversion of all or any part of the Property, or the sale or marketing of any Apartments therein, to any existing or potential tenant or occupant of Seller or the Property. Notwithstanding the foregoing provisions or anything contained in this Agreement to the contrary, Purchaser shall be permitted to inspect or review any or all records of any federal, state or local governmental authority, and shall be permitted to make such inquiries of and obtain such documentation and information related to the Property from any federal, state or local governmental authorities to be able to confirm the compliance and the condition of the Property with respect to all governmental requirements and Purchaser’s ability to effectuate the Conversion; provided, however, that this Section 5.8 does not permit the disclosure of any information concerning the potential Conversion of the Property to any tenant or occupant of the Property or potential purchasers of Apartments prior to Closing.

(b) Purchaser hereby agrees to protect, defend, indemnify and hold harmless Seller from and against any and all liabilities, damages, losses costs and expenses (including attorneys’ fees and expenses) in any manner arising out of, by reason of or in connection with any breach by Purchaser of any of the provisions of this Section 5.8.

(c) This Section 5.8 shall survive the termination, cancellation, rescission or consummation of this Agreement.

ARTICLE 6

DEFAULT

6.1 Default by Purchaser.

(a) If following the timely receipt of the Second Deposit by Escrow Agent, the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller’s right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest

Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

(b) Upon the occurrence of a Deposit Deadline Default, Seller shall be entitled, as its sole and exclusive remedy for such default, to immediately terminate this Agreement and receive the Initial Deposit in accordance with Section 1.6(b), following which, any legal and equitable claims of Purchaser to the Property shall be extinguished, and Seller shall be free to market and sell the Property to a third party in its sole discretion.

(c) This Section 6.1 is subject to Section 6.3 hereof.

6.2 Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, then Purchaser shall be entitled, as its sole remedy for such default, either (and for the avoidance of doubt, in no event both) (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives and releases its rights to seek damages in the event of Seller’s default hereunder. In no event shall Seller be liable for consequential, speculative, remote or punitive damages, or any other damages and Purchaser hereby waives and releases any right to seek or collect any such consequential, speculative, remote or punitive damages, or any damages. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred. Seller shall not be deemed to be in default hereunder until and unless Seller has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice.

6.3 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit (i) either Purchaser’s or Seller’s obligation to indemnify the other party, or the damages recoverable by the indemnified party against the indemnifying party due to, a party’s express obligation to indemnify the other party in accordance with the provisions of this Agreement, or (ii) either party’s obligation to pay costs, fees or expenses under Section 4.5 hereof, or the damages recoverable by either party against the other party due to a party’s failure to pay any of the foregoing costs. In addition, if this Agreement terminates for any reason, other than a default by Seller hereunder for which Purchaser has elected to pursue the remedy of specific performance, and Purchaser or any party related to or affiliated with Purchaser asserts any claim or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible, and marketable title to the Property, then Seller shall have all rights and remedies available at law or in equity with respect to such assertion by Purchaser and any loss, damage or other consequence suffered by Seller as a result of such assertion.

ARTICLE 7

RISK OF LOSS

7.1 Minor Damage. In the event of “damage” to the Property or any portion thereof which is not “major” (as such terms are hereinafter defined), this Agreement shall remain in full force and effect and Seller shall, at Seller’s option, either (i) perform any necessary repairs prior to Closing at Seller’s expense, (ii) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and (if applicable) provide Purchaser a credit against the Purchase Price in an amount equal to the deductible amount or self-insured retention under such casualty insurance, plus all uninsured amounts applicable to such damage, or (iii) provide Purchaser a credit against the Purchase Price in an amount equal to the amount of the loss, as determined by an architect selected by Seller and reasonably approved by Purchaser. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly, and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. Notwithstanding the foregoing, Seller shall be entitled to retain insurance proceeds, and/or reduce Purchaser’s credit described in the preceding sentence, in an aggregate amount equal to all reasonable costs incurred by Seller to repair, restore or shore up the Property. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a major damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs prior to Closing at Seller’s expense, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and (if applicable) provide Purchaser a credit against the Purchase Price in an amount equal to the deductible amount or self-insured retention under such casualty insurance, plus all uninsured amounts applicable to such damage, or (c) provide Purchaser a credit against the Purchase Price in an amount equal to the amount of the loss, as determined by an architect selected by Seller and reasonably approved by Purchaser. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly, and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. Notwithstanding the foregoing, Seller shall be entitled to retain insurance proceeds, and/or reduce Purchaser’s credit described in the preceding sentence, in an aggregate amount equal to all reasonable costs incurred by Seller to repair, restore or shore up the Property. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of Major Damage. For purposes of Sections 7.1 and 7.2:

(a) “damage” means (i) physical damage to or destruction of all or part of the Real Property by reason of fire, earthquake, tornado, flood or other casualty occurring after the Effective Date or (ii) the physical taking of all or part of the Real Property by condemnation or by conveyance in lieu of condemnation occurring after the Effective Date; and

(b) “major” damage refers to the following: (i) damage such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would in the opinion of an architect selected by Seller and reasonably approved by Purchaser, be equal to or greater than Five Hundred Thousand and No/100 Dollars ($500,000.00) (whether such loss is insured or uninsured), and (ii) a taking that would (1) result in the permanent loss of more than five percent (5%) of the fair market value of the Property or Improvements, (2) result in any permanent material reduction or restriction in access to the Property or Improvements, or (3) have a permanent, material and adverse effect on current use of the Property prior to such taking. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, then Purchaser shall be deemed to have approved the architect selected by Seller.

7.4 Seller’s Insurance. If necessary or appropriate for Purchaser to evaluate its options or enforce its rights under this Article 7 following any damage to the Property, Seller shall promptly provide to Purchaser on request a copy of Seller’s property insurance policies (or other applicable insurance policies) with respect to the Property.

7.5 NYGOL. The provisions in this Article 7 constitute an express agreement to the contrary for purposes of Section 5-1311 of the New York General Obligation Law.

ARTICLE 8

COMMISSIONS

8.1 Broker’s Commission. The parties acknowledge and agree that EASTDIL SECURED, L.L.C., a New York licensed real estate broker (“Broker”), has been retained by and represents Seller as broker in connection with the sale of the Property by Seller to Purchaser, and is to be compensated for its services by Seller. Seller agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a real estate brokerage commission pursuant to a separate written agreement between Seller and Broker.

8.2 Representation and Indemnity. Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Except as provided in Section 8.1 with respect to Broker, Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.3 Survival. This ARTICLE 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.1 HEREOF, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLER OR ANY OF ITS PARTNERS, MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. PURCHASER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY PURCHASER SHALL BE AT THE SOLE RISK OF PURCHASER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO PURCHASER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) PURCHASER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER, BUT RATHER WILL RELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY PURCHASER WITH RESPECT THERETO, AND (C) NEITHER SELLER, ANY AFFILIATE OF SELLER NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT.

9.2 Disclaimers. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 5.1 HEREOF, PURCHASER UNDERSTANDS AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR OTHER TOXIC SUBSTANCES, COMPLIANCE WITH ENVIRONMENTAL LAWS OR ACCESS LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, OR WITH RESPECT TO ACCESS LAWS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ANY OF ITS PARTNERS, MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS,

EMPLOYEES, AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, DESIGN, CONSTRUCTION DEFECTS, ADVERSE PHYSICAL OR ENVIRONMENTAL CONDITIONS, OR NONCOMPLIANCE WITH ACCESS LAWS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AND ITS PARTNERS’ AND MEMBERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, GENERAL OR LIMITED PARTNERS, BENEFICIAL OWNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AND ITS PARTNERS’ AND MEMBERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, GENERAL OR LIMITED PARTNERS, BENEFICIAL OWNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS OR ACCESS LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.

PURCHASER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS MATERIALS OR OTHER ENVIRONMENTAL CONDITIONS ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION, AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. PURCHASER FURTHER AGREES THAT SHOULD ANY INVESTIGATION OR CURATIVE ACTION ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING UNDER ANY ACCESS LAWS, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION OR CURATIVE ACTION AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3 .

PURCHASER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY PURCHASER, AND PURCHASER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF PURCHASER’S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. PURCHASER ACKNOWLEDGES AND WARRANTS THAT PURCHASER’S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.

9.3 Access Laws. The term “Access Laws” means the Americans With Disabilities Act, the Fair Housing Act, the Rehabilitation Act and other federal laws and all applicable state, regional, county, municipal and other local laws, regulations and ordinances governing access to handicapped or disabled persons or the construction or design of residential dwelling units, places of public accommodation, or common areas which are at or on the Property.

9.4 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the provisions of this ARTICLE 9 are an integral part of the transactions contemplated in this Agreement and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this ARTICLE 9. Seller and Purchaser agree that the provisions of this ARTICLE 9 shall survive Closing or any termination of this Agreement.

ARTICLE 10

ESCROW AGENT

10.1 Investment of Earnest Money. Escrow Agent shall invest the Earnest Money pursuant to Purchaser’s reasonable directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent’s receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) business day’s notice. The investment shall be subject to the rules, regulations, policies and procedures of said depository, and Escrow Agent shall not be responsible for levies by taxing authorities based upon the taxpayer identification number used to establish any interest bearing account.

10.2 Payment at Closing. If the Closing takes place under this Agreement, unless jointly directed otherwise by Seller and Purchaser, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller on the Closing Date.

10.3 Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money in which case Escrow Agent shall retain the Earnest Money subject to Section 10.5 below, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder; provided, however, that this Section 10.3 (including the notice requirement and ten (10) day time period to respond) shall not apply to a Deposit Deadline Default, which shall be governed by Sections 1.6(b) and 6.1(b).

10.4 Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. Seller and Purchaser are aware the Federal Deposit Insurance Corporation (FDIC) coverages apply to a maximum amount of $250,000.00 per depositor (as may be modified by the FDIC from time to time). Further, neither Seller nor Purchaser will hold Escrow Agent liable for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the FDIC coverages.

10.5 Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

10.6 Interest. All interest and other income earned on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Escrow Agent shall not be obligated to invest the Earnest Money unless and until it is in receipt of an IRS Form W-9 disclosing the federal tax identification number for Purchaser.

10.7 Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 10 and Sections 1.6(b) and 6.1(b). Escrow Agent’s consent to any modification or amendment of this Agreement other than this ARTICLE 10 and Sections 1.6(b) and 6.1(b) shall not be required.

ARTICLE 11

MISCELLANEOUS

11.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information in accordance with the Confidentiality Agreement, dated as of March 24, 2014, between Broker and Purchaser (the “Confidentiality Agreement”). Upon any termination of this Agreement, Purchaser shall promptly return to Seller or destroy all Confidential Information (as defined in the Confidentiality Agreement), and certify the same to Seller in writing upon Seller’s request, provided that Purchaser may retain one copy of the Confidential Information for the purposes of and for so long as is required by any applicable law or regulation, on the condition that such Confidential Information is accessible only to Seller’s legal compliance personnel. This Section 11.1 and the confidentiality provisions of the Confidentiality Agreement shall survive any termination of this Agreement in accordance with their respective terms.

11.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller except for any disclosure that may be required by law or applicable regulation to be made to any applicable governmental or quasi-governmental authorities or to the public. Following Closing, either Seller or Purchaser may also make any disclosures with respect to the transactions evidenced by this Agreement, including such disclosures with respect to the transaction as are consistent with such party’s customary disclosures in quarterly earnings press releases and supplemental financial disclosures; however no such releases or disclosures to the general public in writing shall include the name of the purchaser or seller of the Property. This Section 11.2 shall survive the Closing.

11.3 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement, provided, however, (i) Purchaser may assign this Agreement at Closing to a Permitted Affiliate without Seller’s consent, (ii) Seller may assign its rights under this Agreement to a reputable exchange accommodation to facilitate a tax deferred exchange pursuant to Section 4.8 hereof, and (iii) Seller may assign this Agreement for tax planning or other purposes as described in Section 2.6. For purposes hereof, the term “Permitted Affiliate”

means an entity that controls, is controlled by, or is under common control with Purchaser and Benjamin Shaoul, and is solvent at the time of assignment and at the time of Closing, is not rendered insolvent by such assignment, and has sufficient assets to consummate the transaction contemplated herein. No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder.

11.4 Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, confirmed facsimile transmission if received on a business day (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows. Telephone numbers are given for convenience of reference only. Notice by telephone shall not be effective.

If to Seller:	Post Apartment Homes, L.P.
4401 Northside Parkway
Suite 800
Atlanta, Georgia 30327-3057
Attention: Ms. Sherry W. Cohen
Telephone No. 404/846-5025
Facsimile No. 404/504-9388

with a copy to:	King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: Andrew H. Charles, Esq.
Telephone No. 212/556-2279
Facsimile No. 212/556-2222

If to Purchaser:	Magnum Real Estate Group
594 Broadway, Suite 1010
New York, New York 10012
Attn: Benjamin Shaoul
Telephone No. 646/502-8894
Facsimile No. 212/437-9817

with a copy to:	Goldberg Weprin Finkel Goldstein LLP
1501 Broadway, 22nd Floor
New York, New York 10036
Attention: Andrew W. Albstein, Esq.
Telephone No. 212/301-6970
Facsimile No. 212/730-4518

If to Escrow Agent:	Fidelity National Title Insurance Company
200 Galleria Parkway, SE
Suite 2060
Atlanta, Georgia 30339
Attention: Ms. Angela Yarbrough
Telephone: 678/718-1427 direct
Facsimile: 678/213-1665

11.5 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Signatures inscribed on the signature pages of this Agreement or any formal amendment which are transmitted by telecopy or email transmission (e.g., PDF files) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement or any such formal amendment with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement or any such formal amendment, it being expressly agreed that each party to this Agreement or any formal amendment shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement or any formal amendment.

11.6 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., New York City local time.

11.7 Successors and Assigns. Subject to Section 11.3 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.8 Entire Agreement. This Agreement, including the Schedules and the Confidentiality Agreement, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

11.9 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.9 shall survive Closing.

11.10 Counterparts. This Agreement may be executed in identical counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

11.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.12 Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this Section 11.12 shall survive the Closing of the transaction contemplated by this Agreement.

11.13 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except as provided in Section 11.23 and Section 11.24, and except for PAH as set forth in Section 1.7. Purchaser and Seller agree that the provisions of this Section 11.13 shall survive the Closing of the transaction contemplated by this Agreement.

11.14 Employee Matters.

(a) Purchaser shall offer to employ, or shall cause Purchaser’s designated management company (if any) to employ, on and after the Closing each of the Employees set forth on Schedule 5.1(j), who are represented by Local 32BJ SEIU (the “Union”) (the “Union Employees”), pursuant to the terms and conditions of that certain 2014 Apartment Building Agreement between Realty Advisory Board on Labor Relations, Incorporated and the Union, effective April 21, 2014 (collectively, the “CBA”).

(b) At least ten (10) business days prior to the Closing, Purchaser shall, or, at its option, shall cause Purchaser’s designated management company (if any) to, execute the assumption agreement in the form attached hereto as Schedule 4.2(e), assuming the CBA as of the Closing. Effective as of the Closing, Purchaser shall, and shall cause Purchaser’s designated management company (if any) to, assume and continue in full force and effect the CBA, and Purchaser shall have sole responsibility for all obligations and liabilities arising under the CBA, on or at any time after the Closing Date. Purchaser shall indemnify and hold Seller harmless from any liability, claims, actions, damages, judgments, penalties, costs and expenses, including reasonable attorneys’ fees, related to any claims arising out of Purchaser’s failure to abide by this Section 11.14(b).

(c) (i) The Seller shall be solely responsible for, and hereby assumes all liabilities whatsoever with respect to, and shall indemnify and defend Purchaser against, and hold Purchaser harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any and all (A) salaries and wages due to the Employees for the period before the Closing Date, (B) benefits attributable to the period before the Closing Date payable to or on behalf of the Employees, except as expressly assumed by Purchaser in this Section 11.14, (C) benefit continuation, retention and/or severance payments relating to any Employees that may be payable as a result of any termination of employment of any such Employees before the Closing Date, and (D) notices, payments, fines or assessments due to any governmental authority with respect to the employment, discharge or layoff of any Employees before the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing. The Seller hereby agrees to indemnify Purchaser against, and agree to hold Purchaser harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, ERISA, and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller and such employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) before the Closing Date.

(ii) Purchaser shall be solely responsible for, and hereby assumes all liabilities whatsoever with respect to, and shall indemnify and defend the Seller against, and hold the Seller harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any and all (A) salaries and wages for the period on and after the Closing Date, (B) benefits attributable to the period on and after the Closing Date payable to the Employees, (C) benefit continuation and/or severance payments relating to any Employees that may be payable as a result of any termination of employment of any such Employees as of or after the Closing Date, and (D) notices, payments, fines or assessments due to any governmental authority with respect to the employment, discharge or layoff of any of the Employees as of or after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing. Purchaser hereby agrees to indemnify Seller against, and agrees to hold Seller harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees) and other liabilities and obligations incurred or suffered as a result of any claim by any of the Employees that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, ERISA, and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller and such Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) on or after the Closing Date.

(d) The parties intend to comply with section 4204 (A) of ERISA and to take any other action required or desirable, so that no withdrawal liability is imposed upon Seller as a result of this transaction or any subsequent action or omission of Purchaser or any affiliate of Purchaser. To that end, Purchaser agrees and covenants: (i) to contribute to the Building Service 32BJ Pension Fund (the “Multiemployer Pension Plan”) for substantially the same number of contribution base units, as defined in Section 4001(a)(11) of ERISA, for which Seller or its designated management company was obligated to contribute with respect to the Property prior to the Closing Date, and (ii) unless a waiver is in effect pursuant to Section 4204(c) of ERISA, to provide to and for the benefit of the Multiemployer Pension Plan, for the five plan years commencing with the first plan year to begin after the Closing Date (the “Surety Period”), either a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, a letter of credit or an amount held in escrow by a bank or similar financial institution, in either case in an amount equal to the greater of (A) the average annual contribution that Seller was required to make with respect to the Property for the three plan years preceding the plan year in which the Closing Date occurs, (B) the annual contribution that Seller was required to make with respect to the Property for the plan year preceding the plan year in which the Closing Date occurs, which bond, letter of credit or such amount held in escrow shall be paid to the Multiemployer Pension Plan, if at any time during the Surety Period, Purchaser, or any successor in interest thereto, withdraws from the Multiemployer Pension Plan or fails to make any contribution to the Multiemployer Pension Plan when due. If a waiver is not in effect pursuant to Section 4204(c) of ERISA, Purchaser shall deliver to the Multiemployer Pension Plan by the first day of the plan year following the Closing Date, with copies to Seller, either the bond or evidence of the establishment of a letter of credit or an escrow described in the preceding sentence. If Purchaser or any successor in interest thereto shall withdraw from the Multiemployer Pension Plan in either a complete or partial withdrawal, as such terms are used in Sections 4203 and 4205 of ERISA, and withdrawal liability is imposed under Section 4201 of ERISA, Seller agrees that Seller shall be secondarily liable to the Multiemployer Pension Plan for any withdrawal liability that it would have had to the Multiemployer Pension Plan in the absence of Section 4204 of ERISA; provided, however, that the preceding clause of this sentence will be void and of no effect, if the parties obtain a variance from the requirements of Section 4204(a)(l)(C) of ERISA. The parties will reasonably cooperate in obtaining a variance from the requirements of Sections 4204(a)(l)(B) and 4204(a)(l)(C) of ERISA. To the extent that any obligation is imposed on Purchaser herein, Purchaser agrees to require each of its successors in interest and assigns to specifically assume and accept the obligations assumed by it under this Section 11.14(e). Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising from or relating to a breach of its obligations under this Section 11.14(e), or any complete or partial withdrawal liability arising as a result of this transaction or any act or omission of Purchaser or any affiliate thereof.

(e) This Section 11.14 shall survive the Closing.

11.15 Seller’s Access to Records after Closing. Purchaser shall reasonably cooperate with Seller for a period of three (3) years after Closing to make available Purchaser’s employees and Property records, as Seller may reasonably request, in case of Seller’s need in response to any legal requirement, tax audit, tax return preparation, securities law filing, or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records which predate the Closing; provided, however, that nothing contained in this Section shall require Purchaser to retain any files or records for any particular period of time. This Section 11.15 shall survive Closing.

11.16 Schedules. The following schedules attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1(a)	-	Legal Description of the Land
Schedule 1.1(d)	-	Inventory of Tangible Personal Property
Schedule 1.1(e)	-	Rent Roll
Schedule 2.4(d)	-	Permitted Exceptions
Schedule 4.2(a)	-	Bargain and Sale Deed Without Covenants
Schedule 4.2(b)	-	Bill of Sale and Assignment
Schedule 4.2(c)	-	Tenant Notice Letter
Schedule 4.2(d)	-	Seller’s Closing Certificate
Schedule 4.2(e)	-	Assignment of Collective Bargaining Agreement
Schedule 4.2(f)	-	Seller’s 421-a Letters
Schedule 4.2(i)	-	Title Affidavit
Schedule 5.1	-	Seller’s Disclosure Statement
Schedule 5.1(f)	-	Environmental Reports
Schedule 5.1(h)(A)	-	Project Service Contracts
Schedule 5.1(h)(B)	-	Portfolio Service Contracts
Schedule 5.1(j)	-	Employees
Schedule 5.4(k)	-	Form of First Amendment to Store Lease

11.17 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

11.18 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any schedules or amendments hereto.

11.19 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

11.20 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 1.7; 3.1 (with respect to Purchaser’s indemnity obligations); 4.2(c); 4.3(a); 4.3(b); 4.4; 4.5; 4.8; 5.1; 5.3; 5.5; 5.6; 5.7; 5.8; Article 8; Article 9; 11.1; 11.2; 11.9; 11.12; 11.13; 11.14; 11.15; those additional provisions of Article 11 which govern the administration, interpretation or enforcement of this Agreement; and any other provisions contained herein that by their terms survive the Closing (the “Obligations Surviving Closing”). Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at Closing. The Obligations Surviving Closing shall survive the Closing; provided, however, that the representations and warranties of Seller contained in Section 5.1, as updated by Seller’s Closing Certificate, and the representations and warranties of Purchaser contained in Section 5.5, shall survive for the period, and are subject to the terms, set forth in Sections 5.3 and 5.6 respectively.

11.21 Time of Essence. Time is of the essence with respect to this Agreement.

11.22 Covenant Not to Record. Purchaser shall not record this Agreement or any memorandum or other evidence thereof, including any lis pendens. Any such recording or lis pendens shall constitute a material default hereunder on the part of Purchaser, and will result in immediate and irreparable injury to Seller, and its affiliates, and Seller shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser for removal in the event of any such recording or lis pendens.

11.23 Limitation of Seller’s Liability. Purchaser shall have no recourse against (and without limitation Article 9 shall run to the benefit of) any of the past, present or future, direct or indirect, shareholders, partners, members, managers, beneficial owners, principals, directors, officers, employees, agents, incorporators, affiliates or representatives of Seller or its general partner, members or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. This Section 11.23 shall survive the Closing.

11.24 JURY WAIVER. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY SELLER OR PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, SELLER AND PURCHASER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

POST TOSCANA, LLC, a Georgia limited liability company

By:	Post Apartment Homes, LP, a Georgia limited partnership, its sole member

By:	Post GP Holdings, Inc., a Georgia corporation, its general partner

By:	Sherry W. Cohen
Name:	Sherry W. Cohen
Title:	Executive Vice President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Post Toscana, LLC, as Seller, and MF 389 East 89 LLC, as Purchaser, with respect to the Post Toscana™ Apartments in New York, New York.

Fidelity National Title Insurance Company is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

PURCHASER:

MF 389 EAST 89 LLC, a Delaware limited liability company

By:	/s/ Benjamin Shaoul
Name:	Benjamin Shaoul
Title:	Authorized Signatory

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Post Toscana, LLC, as Seller, and MF 389 East 89 LLC, as Purchaser, with respect to the Post Toscana™ Apartments in New York, New York.

Fidelity National Title Insurance Company is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

Escrow Agent has executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY, a California corporation

By:	/s/ Angie Yarbrough
Name:	Angie Yarbrough
Title:	Vice President

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Post Toscana, LLC, as Seller, and MF 389 East 89 LLC, as Purchaser, with respect to the Post Toscana™ Apartments in New York, New York.

Fidelity National Title Insurance Company is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.